NL INDUSTRIES, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS OF

ANNUAL SHAREHOLDER MEETING

DALLAS, TEXAS – May 14, 2026 – NL Industries, Inc. (NYSE:  NL) announced that its board of directors has declared a quarterly dividend of ten cents ($0.10) per share on its common stock, payable on June 23, 2026 to shareholders of record at the close of business on June 4, 2026.

NL Industries also announced that at its 2026 annual shareholder meeting held today its shareholders had:

●	elected each of Loretta J. Feehan, John E. Harper, Kevin B. Kramer, Meredith W. Mendes, Cecil H. Moore, Jr., Courtney J. Riley, Michael S. Simmons and R. Gerald Turner as a director for a one-year term;
●	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2026 annual shareholder meeting; and

●	approved the reincorporation of NL Industries from New Jersey to Delaware, by means of its merger with its newly formed, wholly owned Delaware subsidiary, NLI Holdings, Inc., which will be the surviving corporation and be named NLI Holdings, Inc. after the merger.

NL Industries currently expects the reincorporation merger and resulting name change to be effective on or about May 26, 2026.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

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Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700